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                          August 28, 1995




The Shareholders of Community Bank
 of the Islands
c/o Mr. Lyman H. Frank, President
Community Bank of the Islands
2450 Periwinkle Way
Sanibel Island, FL 33957-3207


Ladies and Gentlemen:


    You have requested our opinion as to certain federal income tax consequences of the proposed acquisition of Community Bank of the Islands ("CBI") by Barnett Banks, Inc. ("BBI"), as more completely described below.


    BBI and CBI have entered into an Agreement and Plan of Merger (the "Agreement") dated as of May 30, 1995, pursuant to which the CBI Common Stock will be converted into the right to receive shares of BBI Common Stock. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.


    For valid business reasons, BBI has formed a wholly-owned subsidiary, Interim Bank of the Islands, a Florida corporation ("Merger Subsidiary"), and will cause Merger Subsidiary to be merged with and into CBI pursuant to a statutory merger under the laws of the State of Florida (the "Merger"). Each issued and outstanding share of CBI Common Stock held at the Effective Time by the shareholders of CBI will be converted into the right to receive BBI Common Stock. The separate corporate existence of Merger Subsidiary will cease at the Effective Time. The Merger is described in more detail in the definitive form of Proxy Statement-Prospectus dated September 8, 1995, relating to Form S-4 Registration Statement No. 33-61229 filed by BBI with the Securities and Exchange Commission on July 21, 1995, as amended.


    For the purposes of giving this opinion, we have examined the Agreement, the Proxy Statement-Prospectus and such other agreements and other documents as in




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The Shareholders of Community Bank
 of the Islands
August 28, 1995
Page 2





our judgment were necessary to enable us to render the opinions expressed below. We have also examined such questions of law as we considered appropriate under the circumstances.


    Based upon the foregoing and subject to the conditions and limitations set forth below, we are of the opinion that:


        The statements of federal income tax matters and consequences described under "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus are correct and set forth the material federal income tax consequences of the Merger to CBI and its shareholders, to the extent that neither CBI or BBI elect the payment of cash consideration in lieu of BBI Common Stock.


    Our opinions are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, published revenue rulings, procedures and releases of the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive with respect to transactions entered into prior to the date of such changes and could modify our opinions retroactively. The Internal Revenue Service is not bound by our opinions and, accordingly, is not precluded from asserting positions contrary to our opinions. Further, the opinions expressed herein are based upon our best interpretations of existing sources of law and express what, based on those sources, we believe a court would likely conclude if presented with these issues. However, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings.


    As explained above, our opinions as set forth herein are based upon our review of the Agreement and related instruments and other documents, and upon the factual statements referred to herein. If any of such agreements is amended or modified, if the Merger is not consummated in accordance with the terms of such agreements, if payment is by means of cash consideration in lieu of BBI Common Stock, or if any such factual statement is inaccurate or incorrect in any material respect now or at the Effective Time, any or all of the opinions expressed herein with respect to the Merger may become inapplicable.


    We are delivering this opinion solely for your benefit with the understanding that, without our prior written consent, it will not be made available to any other person, firm, corporation or other entity.




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The Shareholders of Community Bank
 of the Islands
August 28, 1995
Page 3




   We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 filed by BBI and to the references to our firm therein. In giving our consent, we hereby disclaim that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.


                                        Very truly yours,





                                        FOLEY & LARDNER